UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/29/2011

Zipcar, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35131

Delaware	04-3499525
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

25 First Street, 4th Floor
Cambridge, MA 02141
(Address of principal executive offices, including zip code)

(617) 995-4231
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 29, 2011, Zipcar Vehicle Financing LLC ("ZVF"), a bankruptcy-remote special purpose entity wholly-owned by Zipcar, Inc., (the "Company"), completed the closing of a new variable funding note facility referred to as the Series 2011-1 Variable Funding Car Sharing Asset Backed Notes (the "Series 2011-1 Notes"). The aggregate maximum principal amount of such facility is $50,000,000 and such facility is available to ZVF on a revolving basis. The Series 2011-1 Notes were not funded on the closing date. A copy of the press release announcing the issuance of the Series 2011-1 Notes is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The revolving availability of the facility will terminate on December 29, 2012. The expected final maturity date of the Series 2011-1 Notes is December 25, 2014 and the legal final maturity date of the Series 2011-1 Notes is June 25, 2015.

Security

The Series 2011-1 Notes are secured by a first-priority perfected security interest in ZVF's right, title and interest in the "Collateral" which includes, among other things, (i) the rights of ZVF under a master operating lease agreement between ZVF and the Company, (ii) the majority of the vehicles used by the Company in its U.S. car sharing business, (iii) with respect to those vehicles owned by ZVF that are subject to manufacturer repurchase or guaranteed depreciation programs, the rights of ZVF under such programs including the payment obligations of the applicable manufacturers, (iv) funds on deposit from time to time in certain accounts, (vi) the rights of ZVF under certain other agreements and certain additional property and (vii) all proceeds of the foregoing.

The Collateral and any applicable credit enhancement with respect each Series of Notes are the sole source of payments on the related Notes. The Notes represent obligations of ZVF only and do not represent obligations of, and are not guaranteed or insured by, Zipcar or any other person or entity. The assets of ZVF, including the U.S. car sharing fleet owned by ZVF, will not be available to satisfy the claims of the Company's general creditors.

Interest for the Series 2011-1 Notes

The Series 2011-1 Notes bear interest at variable rates based upon the weighted average of the commercial paper rates paid by the bank conduits advancing funds to ZVF or 30 day LIBOR, in each case, plus a borrowing spread. The borrowing spread on the Series 2011-1 Notes is subject to increase during the continuance of an amortization event with respect to the Series 2011-1 Notes.

Covenants

ZVF is subject to numerous restrictive covenants under the Amended and Restated Base Indenture (the "Base Indenture") between ZVF and Deutsche Bank Trust Company Americas, as trustee (the "Trustee") and related agreements, including restrictive covenants with respect to liens, indebtedness, benefit plans, mergers, disposition of assets, acquisition of assets, dividends, officers compensation, investments, agreements, the types of business it may conduct and other customary covenants for a bankruptcy-remote special purpose entity.

Events of Default and Amortization Events

The Series 2011-1 Notes are subject to events of default and amortization events that are customary in nature for U.S. asset-backed securitizations of this type, including non-payment of principal or interest, violation of covenants, material inaccuracy of representations or warranties, failure to maintain certain enhancement levels, failure to maintain an interest rate hedge and insolvency or certain bankruptcy events. The occurrence of an amortization event or event of default could result in the rapid amortization of the Series 2011-1 Notes and in certain instances the liquidation of vehicles in the U.S. car sharing fleet that secure the Series 2011-1 Notes.

Purchasers

Pursuant to a note purchase agreement, ZVF sold the Series 2011-1 Notes to Barclays Bank PLC or an affiliate thereof. The Series 2011-1 Notes were issued pursuant to a series supplement to the Base Indenture.

Barclays Bank PLC and its respective affiliates have performed and may in the future perform various investment banking, commercial banking, and other financial advisory services for the Company and its subsidiaries for which they have received and will receive customary fees and expenses.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

See the Exhibit Index attached to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zipcar, Inc.

Date: January 05, 2012	By:	/s/ Dean J. Breda
Dean J. Breda
General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated January 4, 2012